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                                                                   EXHIBIT 12.2


        INTERNATIONAL PAPER COMPANY AND CONSOLIDATED SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED
                          STOCK DIVIDENDS
                    (dollar amounts in millions)
                           (unaudited)
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                  For the Years Ended December 31,

                   TITLE                              1989        1990        1991        1992                1993
                   -----                              ----        ----        ----        ----                ----
A)Earnings before income taxes, extraordinary
     item and accounting changes                   $ 1,404.7  $    945.9    $  637.9    $  206.1        $      500.0

B)Add:  Combined fixed charges and preferred
     stock dividends excluding capitalized
     interest and preferred stock dividends            250.4       336.2       380.3       325.3               365.3

C)Add:  Amortization of previously
     capitalized interest                                8.4         8.6         9.9         9.9                12.2

D)Less:  Equity in undistributed
     earnings of affiliates                             (6.7)       (9.4)      (10.8)      (19.1)              (25.9)
                                                   ---------  ----------   ---------  ----------        ------------

E)EARNINGS BEFORE INCOME TAXES,
     EXTRAORDINARY ITEM, ACCOUNTING
     CHANGES AND COMBINED FIXED CHARGES
     AND PREFERRED STOCK DIVIDENDS                 $ 1,656.8  $  1,281.3   $ 1,017.3  $    522.2        $      851.6
                                                   ---------  ----------   ---------  ----------        ------------
                                                   ---------  ----------   ---------  ----------        ------------


  COMBINED FIXED CHARGES AND PREFERRED
     STOCK DIVIDENDS

F)Interest and amortization of
     debt expense                                  $   228.7  $    309.5   $   351.1  $    297.1        $      334.5

G)Interest factor attributable
     to rentals                                         21.7        26.7        29.2        28.2                30.8

H)Pretax earnings required to cover
     preferred stock dividends                          31.1           -           -           -                   -

I)Capitalized interest                                  10.9        26.3        36.4        42.0                12.2
                                                   ---------  ----------   ---------  ----------        ------------

J)TOTAL COMBINED FIXED CHARGES AND
     PREFERRED STOCK DIVIDENDS                     $   292.4  $    362.5   $   416.7 $     367.3        $      377.5
                                                   ---------  ----------   ---------  ----------        ------------
                                                   ---------  ----------   ---------  ----------        ------------

K)RATIO OF EARNINGS TO COMBINED FIXED
     CHARGES AND PREFERRED STOCK DIVIDENDS              5.67        3.53        2.44        1.42                2.26
                                                   ---------  ----------   ---------  ----------        ------------
                                                   ---------  ----------   ---------  ----------        ------------

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